Cornerstone Operating Partnership, LP	Delaware

COP - Western	California
COP - Shoemaker	California
COP - Marathon	Florida
COP - ORL ONE, LLC	Florida
COP - ORL TWO, LLC	Florida
COP - Carter	Florida
COP - Goldenrod	Florida
COP - Hanging Moss	Florida
COP - Monroe	Florida
COP - Monroe North	Florida

Healthcare Properties
Cornerstone Healthcare Holdings 1, LLC	Delaware
CHP Portland LLC	Delaware
CHP Medford 1 LLC	Delaware
CHP Friendswood SNF, LLC	Delaware
CHP Tigard, LLC	Delaware
Healthcare Property Holding Co., LLC	Delaware
HP Winston-Salem, LLC (Danby House)	Delaware